Exhibit 10.3
PREMIER, INC.
ANNUAL INCENTIVE COMPENSATION PLAN
AMENDED AND RESTATED ON September 6, 2024
Effective for Plan Years Beginning On or After July 1, 2024
ARTICLE 1. PLAN AMENDMENT AND RESTATEMENT; PURPOSE
1.1Amendment and Restatement. Premier, Inc., a Delaware corporation (the “Company”), hereby amends and restates its annual incentive compensation plan, which is known as the Premier, Inc. Annual Incentive Compensation Plan (the “Plan”), originally established effective July 1, 1996 for selected Employees.
1.2Purpose. The purpose of the Plan is to maximize the success of the Company and the Premier Group by providing significant financial incentive opportunities to eligible Employees, to assist in attracting and retaining employees of superior abilities, and to further align the interests and objectives of Participants with those of the Company and the Premier Group.
ARTICLE 2. DEFINITIONS
2.1Definitions. Whenever used herein the following terms shall have their respective meanings as set forth below:
(a)“Administrator” means the Company’s Chief Human Resources Officer or his/her designee as set forth in writing, or any other person as may be designated from time to time by the Committee to perform those duties specified in the Plan.
(b)“Award” shall have the meaning set forth in Section 7.2.
(c)“Cause” means: (a) commission or omission of any act of dishonesty, embezzlement, theft, misappropriation or breach of fiduciary duty in connection with employment; (b) any conviction, guilty plea or plea of nolo contendere for any felony, a misdemeanor in which fraud and dishonesty is a material element, or a crime of moral turpitude that would be likely to result in incarceration; (c) willful action or willful inaction with respect to the performance of employment duties that constitutes a violation of law or governmental regulations or that causes the Company or its affiliates to violate such law or regulation; (d) a material breach of any securities or other laws or regulations or any Company’s or affiliate’s policies, including those governing confidentiality, inappropriate disclosures or “tipping” related to (or the trading or dealing of) securities, stock or investments; (e) failure to reasonably cooperate or interference with a Company or affiliate related investigation; (f) willful violation of the Company’s or its affiliates’ material policies, rules or procedures; (g) willful misconduct, willful insubordination or willful refusal or unwillingness to carry out or follow specific lawful, reasonable directives, duties or assignments established by the Company from time to time; (h) willful inattention to or dereliction of duty by you with respect to the business affairs of the Company or the affiliates to which you are assigned material responsibilities or duties which is materially harmful to the business or reputation of the Company or its affiliates; (i) the breach of or failure to perform the obligations set forth in any applicable employment agreement or similar document; or (j) any event which would otherwise be a for “Cause” termination as set forth in any applicable employment agreement or other agreement with the Company or Company plan.
(d)“Change in Control” shall have the meaning set forth in Section 13 (or subsequent applicable sections, if and as later amended) of the Premier, Inc. 2023 Equity Incentive Plan, as it may be established, modified, amended, restated, or replaced from time to time.
(e)“Code” shall have the meaning set forth in Section 8.2
(f)“Code Section 409A” shall have the meaning set forth in Section 11.12.
(g)“Committee” means the Compensation Committee of the Board of Directors of the Company.
(h)“Company” means Premier, Inc. and its affiliates.
(i)“Disability” means a determination of disability with respect to a Participant under the long-term disability plan maintained by the Participant’s Premier Group employer. If, at any time during the period that this Plan is in operation, the applicable entity of the Premier Group does not maintain a long-term disability plan, “Disability” shall mean a physical or mental condition that, in the judgment of the Administrator, permanently prevents a Participant from performing the essential functions of the Participant’s job duties with the Premier Group or such other position or job that is made available to the Participant within the Premier Group and for which the Participant is qualified by reason of education, training and experience, with or without reasonable accommodation. In making such determination, the Administrator may, but is not required to, rely on advice of a physician competent in the area to which such Disability relates. In addition, the Participant upon request by the Administrator must submit such medical evidence, records and examination data to the Administrator regarding any Disability as is reasonably necessary for the Administrator to evaluate the same, to be treated as confidential as required by law. The Administrator shall make all determinations and resolve any disputes regarding Disability in its sole discretion, and any decision of the Administrator concerning the same will be binding on all parties.
(j)“Earnings” for a Participant that is an exempt Employee (as designated by Premier in accordance with applicable law) means a Participant’s annual base salary from the Participant’s Premier Group employer measured as of the last day of the Plan Year (June 30) or, if sooner, the Participant’s last day of eligibility under the Plan during the Plan Year, in each case excluding all other pay elements (including, but not limited to bonus payments, commissions, incentive compensation, deferred compensation payments, stock options, profit sharing, dividends, benefits, severance pay, vacation payout, expense reimbursements, miscellaneous allowances or any other compensation).
For a Participant that is an exempt Employee who does not participate in the Plan for the full Plan Year (pursuant to Article 4), “Earnings” means the Participant’s annual base salary described in the preceding sentence calculated on a pro rata basis based upon the number of days during which the Participant actually participated in the Plan during the Plan Year divided by 365. “Earnings” for a Participant that is a nonexempt Employee (as designated by Premier in accordance with applicable law) means a Participant’s annual base salary and overtime pay earned and paid during the Plan Year (measured as of the last day of the Plan Year (June 30)) plus compensation related to sick days used and vacation days used during the Plan Year.
(k)“Employee” means any person designated as an employee of the Premier Group on the payroll records thereof, but excluding any person designated by Premier as an intern, temporary worker or contractor.
(l)“Exchange Act” means the Securities Exchange Act of 1934 and all regulations issued thereunder and any successors thereto.
(m)“Executive Team” means the Company’s executive leadership team, including without limitation all executive officers and others designated by the Chief Executive Officer as members of the executive leadership team.
(n)“Goals and Performance Standards” shall have the meaning set forth in Section 5.1.
(o)“Good Reason” a resignation for Good Reason means a Participant’s resignation of employment from the Premier Group due to: (i) a material reduction of the Participant’s base salary without the Participant’s consent; (ii) a material reduction in the Participant’s authority, duties or responsibilities without the Participant’s consent, but excluding any such reductions made in good faith to conform with applicable law or accounting/public company standards; or (iii) a relocation of the Participant to a location outside a fifty (50) mile radius of the Participant’s primary office location. In all instances, a Participant must provide the Chair of the Board of Directors / Managers of the Participant’s Premier Group employer (in the case of the CEO) or the CEO of the Participant’s Premier Group employer (in the case of other Participants) written notice of the asserted instances constituting “Good Reason” within ninety (90) calendar days of the initial existence of the condition(s). Further, “Good Reason” shall not mean or include resignation by a Participant for conditions (i) – (iii) if cured or remedied by the appropriate Premier Group member(s) within thirty (30) calendar days of receiving the Participant’s notice.
(p)“Individual Award Factor” shall have the meaning set forth in Section 7.1.
(q)“Participant” means any individual designated to participate in the Plan pursuant to Article 4.
(r)“Payment Date” shall have the meaning set forth in Section 8.1.

(s)“Performance Standard Achievement” shall have the meaning set forth in Section 7.1.
(t)“Plan Year” means the twelve-month period beginning July 1 through June 30.
(u)“Premier Group” means the Company and/or those affiliates, subsidiaries or managed entities which the Company permits to participate in the Plan, as designated from time to time by the Committee.
(v)“Recoupment Policy” shall have the meaning set forth in Section 8.3.
(w)“Retirement” means the Participant’s voluntary resignation from the Premier Group on or after attaining age 59 ½ or age 55 with 5 or more years of service.
(x)“Stretch” means the level of achievement in which the highest payout for Goals and Performance Standards will be made.
(y)“Target” means 100% achievement of the Goals and Performance Standards.
(z)“Target Award Opportunity” shall have the meaning set forth in Section 6.1.
(aa)“Termination of Employment” means the separation or end of the Participant’s employment with any and all members of the Premier Group for any reason.
(bb)“Threshold” means the minimum level of achievement that must be attained for Goals and Performance Standards before an Award is potentially earned.
ARTICLE 3. ADMINISTRATION
3.1Committee. The Committee shall have general responsibility for the administration of the Plan according to the terms and provisions of the Plan and shall have all the powers necessary to accomplish these purposes, either directly or through delegation as authorized under this Plan, including, but not by way of limitation, the right, power and authority:
(a)To make rules and regulations for the administration of the Plan;
(b)To construe all terms, provisions, conditions and limitations of the Plan;
(c)To correct any defects, supply any omissions or reconcile any inconsistencies that may appear in the Plan in the manner and to the extent deemed expedient;
(d)To determine all controversies relating to the administration of the Plan, including, but not limited to, differences of opinion that may arise among the Premier Group or the Administrator and the Participants;
(e)To resolve any questions necessary to promote the uniform administration of the Plan; and
(f)To amend the Plan or terminate the Plan pursuant to Article 10.

3.2Administrator. The Administrator shall have responsibility for the day-to-day operation of the Plan, including setting, approving, and evaluating performance against the Goals and Performance Standards, including any subparts thereof, for Plan Participants (other than the Executive Team) consistent with the Committee’s determinations. The Administrator shall make initial determinations regarding administration of the Plan, including, but not limited to, differences of opinion that may arise among the Premier Group and matters relating to Participant eligibility and incentive payments under the Plan. The foregoing notwithstanding, the Administrator also shall have responsibility for those decisions or actions specifically set forth in the provisions of this Plan.
3.3Discretion. The Committee or the Administrator, in exercising any power or authority granted under this Plan, or in making any determination under this Plan, shall perform or refrain from performing those acts in its sole and absolute discretion and judgment. Any decision made by the Committee, or any refraining to act or any act taken by the Committee, shall be final and binding on all parties. Notwithstanding the foregoing or anything else to the contrary contained herein, the delegation of authority to the Administrator and its exercise of discretion within that delegated authority pursuant to this Plan shall at all times be subject to the limitations that aggregate target Awards for any Plan Year must be within approved budgets for that Plan Year, aggregate Award payouts for any Plan Year cannot exceed the stretch payout parameter above the budgeted aggregate target as specified in Section 7.1, as well as any other limitations that may be imposed on the Administrator by the Committee from time to time.
3.4Liability and Indemnification. The Committee or the Administrator shall not be liable for any act done or any determination made in good faith. The Company and the Premier Group shall, to the fullest extent permitted by law, indemnify and hold the Committee, its members and the Administrator harmless from any and all claims, causes of action, damages and expenses (including reasonable attorneys’ fees and expenses) incurred by the Committee, its members, and the Administrator in connection with or otherwise related to service in such capacity.
ARTICLE 4. PLAN PARTICIPATION
4.1Participation. All Employees of the Premier Group shall participate in the Plan, except that an individual who becomes an Employee of the Premier Group on or after April 1 of the Plan Year shall not begin participating in the Plan until the next Plan Year. An individual who becomes an Employee of the Premier Group after the start of the Plan Year and before April 1 shall enter the Plan immediately and a Target Award Opportunity shall be established and communicated to such Employee as soon as administratively practicable. Notwithstanding the foregoing, anyone employed by a member of the Premier Group who receives an annual cash incentive award opportunity under the Premier, Inc. 2023 Equity Incentive Plan (or its successor) for a fiscal year shall not be eligible to earn an annual incentive under the Plan for such fiscal year. Employees must have at least three full months of service with the Company during the Plan Year to be eligible for any Award with respect to that Plan Year.

4.2Term of Participation. A Participant’s participation in the Plan shall continue until the earlier to occur of: (a) the Participant’s Termination of Employment, or (b) termination of the Plan as provided in Article 10.
ARTICLE 5. GOALS AND PERFORMANCE STANDARDS
5.1Goals and Performance Standards. The Chief Executive Officer of the Company or other appropriate senior executives of the Premier Group shall recommend to the Committee: (a) Plan Year goals, and (b) performance standards that will be used to determine the degree to which the goals have been achieved (“Goals and Performance Standards”). Threshold, Target and Stretch Performance Standards shall be established for each Goal. The Goals and Performance Standards shall be measurable as of the conclusion of the Plan Year.
5.2Committee Approval. The Committee will review, and will approve or modify as it deems appropriate, the recommendations for Goals and Performance Standards as provided by Section 5.1, unless such approvals fall within the responsibilities of the Administrator pursuant to Section 3.2 or otherwise have been delegated to the Administrator in accordance with this Plan.
ARTICLE 6. AWARD OPPORTUNITY
6.1Target Award Opportunity. For each Plan Year, the Administrator shall establish a Target award opportunity for each Participant (the “Target Award Opportunity”). The Target Award Opportunity shall be expressed as a percent of a Participant’s Earnings for the Plan Year. Each Target Award Opportunity may consist of several components, including without limitation:
•Company Goals
•Departmental/Unit Goals
•Individual Goals
•Goals at the discretion of the Chief Executive Officer or other appropriate senior executives
The sum of all components will equal the total Target Award Opportunity. Each component of the total Target Award Opportunity shall be weighted such that the total weighting will equal 100%. Notwithstanding the foregoing, the Committee shall establish the Target Award Opportunity for any Executive Team members who are Participants in the Plan.
6.2Participant Notification. The Administrator shall notify each Participant of the Participant’s Target Award Opportunity for the Plan Year as soon as practicable following the establishment of such Target Award Opportunity.
ARTICLE 7. AWARD DETERMINATION
7.1Performance Review. Within 90 days of the conclusion of the Plan Year, the Committee and the Administrator, as appropriate, shall review and approve the performance of the Premier Group in achieving the Goals and Performance Standards. The Administrator shall determine the aggregate percentage for each Participant (the “Individual Award Factor”) based on achievement of each of the Goals and Performance Standards applicable to the Participant, including without limitation discretionary elements, (“Performance Standard Achievement”) utilizing the following schedule for evaluation for each of the Goals and Performance Standards:

Performance Standard Achievement	Payout Percentage
Below Threshold	0%
Threshold	50%
Target	100%
Stretch	150%
The Committee may also determine, in its sole and absolute discretion, additional Performance Standard Achievement levels between Threshold and Target and between Target and Stretch.
In determining Performance Standard Achievement, the Committee may, in its sole and absolute discretion, eliminate from earnings (or other applicable performance measure) of the Premier Group those extraordinary gains or losses of an unusual or non-recurring nature, which in their judgment do not reflect the continuing and normal operations of the Premier Group and should be excluded. Accordingly, the Committee may, therefore, exclude items such as sale of capital assets, approved acquisition- or disposition-related adjustments, share repurchases, changes in accounting methods, tax adjustments, adjustments to earning for unrealized foreign exchange gains or losses, approved restructuring expense, or similar items. It is intended that any goal established under the Plan that is based on income of the Premier Group will be determined using an income calculation that takes into consideration an expense accrual for the Awards. If Performance Standard Achievement for any of the Goals and Performance Standards is determined to be between (i) Threshold and Target or between Target and Stretch, or (ii) at the sole and absolute discretion of the Committee, between any additional Performance Standard Achievement levels between Threshold and Target and between Target and Stretch, the Administrator shall determine the appropriate payout percentage by linear interpolation within the range of such Performance Standard Achievement levels, provided that for Participants who are not members of the Executive Team, the Administrator, in its discretion, may determine the appropriate payout percentage using reasonable means, such as linear or non-linear interpolation.
7.2Award Calculation. The Administrator shall calculate a Participant’s award under the Plan (the “Award”) by applying the following formula: the Individual Award Factor percentage, as described in Section 7.1 above, multiplied by the Target Award Opportunity, multiplied by the Participant’s Earnings for the Plan Year. For example, if the Individual Award Factor is 110% and a Participant has a Target Award Opportunity of 10% and Plan Year Earnings of $100,000, the Participant’s Award would be $11,000.

ARTICLE 8. AWARD PAYMENT
8.1Payment and Timing. Awards shall be paid in cash by the Company following the end of the Plan Year to which they relate, but in no event later than the next following March 15th (or such later date as is permitted under Internal Revenue Service regulations or guidance with respect to qualifying the awards under the short-term deferral exception under Treasury Regulation Section 1.409A-1(b)(4)). Awards for a Plan Year generally will be paid by September 30 following the end of the Plan Year to which they relate, subject to any administrative requirements. No Awards shall be increased with interest due to a delayed payment. No portion of any Award is considered earned or vested until the date of payment, and to be eligible for payment of any Award, Participant must remain actively employed by the Premier Group until the date the payment of the Award is actually made (the “Payment Date”), unless otherwise specified in this Plan.
8.2Deferral of Payment. Notwithstanding any other provision of the Plan, a Participant’s Award shall not be paid in cash to the extent that the Participant has entered into a deferral agreement, an employment agreement or such other agreement with the Company or another member of the Premier Group which agreement specifically provides for the deferral of an Award otherwise payable under the Plan and which agreement is drafted and operated to meet the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).
8.3Recoupment Policy. A Participant’s eligibility to participate in, receive Awards under, and rights to payment pursuant to this Plan is conditioned upon the Participant’s being subject to any compensation recovery policy that may be adopted from time to time by the Company or any subsidiary of the Company (a “Recoupment Policy”) and all amounts payable pursuant to this Plan shall be subject to the Recoupment Policy.
ARTICLE 9. TERMINATION EVENTS
9.1Termination Due to Death, Disability, Retirement or a Change in Control. In the event a Participant’s employment with the Premier Group terminates or ends at any point in time before the Payment Date for a Plan Year as a result of a Participant’s: (a) death, Disability or Retirement, or (b) termination without Cause occurring within two years following a Change in Control, or (c) resignation for Good Reason occurring within two years following a Change in Control, the Participant (or the Participant’s estate in the event of the Participant’s death) shall be entitled to a payment under Article 7 in full or on a pro rata basis based upon the Participant’s period of participation during the Plan Year, as determined by the Administrator.
9.2Other Termination Events. In the event a Participant’s employment terminates or ends at any point in time before the Payment Date for a Plan Year for any reason other than the Participant’s: (a) death, Disability or Retirement, or (b) termination without Cause occurring within two years following a Change in Control, (c) or resignation for Good Reason occurring within two years following a Change in Control, the Participant’s participation in the Plan shall immediately terminate, unpaid Awards will not be deemed earned or otherwise vest, and the Participant shall forfeit all rights under the Plan, including the right to receive any Award or any payment of all or a portion of any Award for that Plan Year.
ARTICLE 10. AMENDMENT, MODIFICATION AND TERMINATION OF PLAN
10.1Right to Amend, Suspend or Terminate Plan. The Committee reserves the right at any time to amend, modify, suspend or terminate the Plan for any reason and without the consent of the Administrator, the Participants or any other person.
10.2Notice. Notice of any amendment, modification, suspension or termination of the Plan shall be given by the Committee to the Administrator and to all Participants.
ARTICLE 11. GENERAL PROVISIONS REGARDING PLAN ADMINISTRATION
11.1Limitation of Rights. The granting of any rights to a Participant under the provisions of the Plan represent only a discretionary, contingent right to receive compensation. Accordingly, nothing in this Plan shall be construed:
(a)To limit in any way the right of the Premier Group to terminate a Participant’s employment at any time for any reason;
(b)To evidence any agreement or understanding, express or implied, that the Premier Group will employ a Participant in any particular capacity for any particular term or for any particular remuneration; or
(c)To grant any right to, or interest in, either express or implied, any equity position or ownership in the Premier Group.
Moreover, no Participants shall have any right or interest, whether vested or otherwise, in the Plan or in any Award unless and until all of the terms, conditions, and provisions of the Plan and the guidelines have been complied with and an Award has been paid.
11.2Alienation. No benefit provided by this Plan shall be transferable by the Participant except on the Participant’s death, as provided in this Plan. No right or benefit under this Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge. Any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge any right or benefit under this Plan shall be void. No right or benefit under this Plan shall, in any manner, be liable for or subject to any debts, contracts, liabilities or torts of the person entitled to the right or benefit. If any Participant becomes bankrupt or attempts to anticipate, alienate, assign, pledge, sell, encumber or charge any right or benefit under this Plan, then the right or benefit shall, in the discretion of the Administrator, cease. In that event, the Company may hold or apply the right or benefit, or any part of the right or benefit, for the benefit of the Participant, his or her spouse, children, or dependents, the beneficiary or any of them, in the manner or in the proportion that the Administrator shall deem proper, in its sole discretion, but it shall not be required to do so.
11.3Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require a Participant, or beneficiary thereof, to remit to the Company, the minimum statutory amount to satisfy federal, state and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan prior to making any payments hereunder.
11.4Unfunded Plan. The Plan shall be unfunded. Premier Group shall not be required to segregate or earmark any cash, or other assets and property in connection with the Plan. The Premier Group, the Committee and the Administrator shall not have any fiduciary responsibility to any Employee or Participant in connection with this Plan. In addition, the Premier Group shall not be deemed to be a trustee of any amounts to be paid to a Participant. Any liability of the Premier Group to pay any Participant with respect to a potential Award shall be based solely upon any obligations created pursuant to the provisions of the Plan; and no such obligation shall be deemed to be secured by any pledge or encumbrance on any property of the Premier Group. However, the Premier Group shall have the discretion at any time to segregate such assets that may be represented by an Award. Such assets will at all times remain the property of the Premier Group. Moreover, any Participants and their beneficiaries shall at all times be merely unsecured creditors of the Company.
11.5Plan Document Governs. In the event of a conflict between any other written or oral statements and this Plan document, the provisions of this Plan document shall govern.
11.6Governing Law. The construction and operation of this Plan are governed by the laws, rules, and judicial decisions of the State of Delaware, except as superseded by federal law.
11.7Headings. All headings in the Plan are for reference only and not to be utilized in construing the Plan.
11.8Gender. Unless clearly appropriate, all nouns of whatever gender refer indifferently to persons of any gender.
11.9Singular and Plural. Unless clearly inappropriate, singular terms refer also the plural and vice versa.
11.10Severability. Every provision of this Plan is severable from every other provision of this Plan. Thus, if any part of the provisions contained in this Plan document is determined by a court of competent jurisdiction or by any arbitration panel to which a dispute is submitted to be invalid, illegal or incapable of being enforced, then such covenant or provision (with such modification as shall be required in order to render such covenant or provision not invalid, illegal or incapable of being enforced) shall remain in full force and effect, and all other covenants and provisions contained in this Plan document shall, nevertheless, remain in full force and effect to the fullest extent permitted by law, unless the continuance of the Plan in such circumstances is not consistent with its purposes.
11.11Waiver of Breach. Waiver by the Committee, the Administrator or the Premier Group of any provision of this Plan shall not operate or be construed as a waiver of any other provision of this Plan or any other future breach of the provisions so waived.

11.12Code Section 409A.
(a)The Plan is intended to be exempt from the requirements of Section 409A of the Code and the rules, regulations and other guidance promulgated thereunder (“Code Section 409A”) and shall be construed and interpreted in such a manner consistent with said intent.
(b)Notwithstanding the foregoing, in the event any portion of the Plan is determined to involve the deferral of compensation or the payment of “nonqualified deferred compensation” (as such term is described in Code Section 409A), such portion of the Plan shall be interpreted to comply with Code Section 409A, and each provision that conflicts with such requirements shall be neither valid nor enforceable. The Committee may amend any such portion of the Plan determined to be subject to the requirements of Code Section 409A to the extent required to comply with Code Section 409A, as the Committee may determine to be necessary or appropriate.
(c)Notwithstanding anything to the contrary in this Section 11.12, in no event whatsoever shall any member of the Premier Group be liable for any additional tax, interest or penalties that may be imposed on a Participant as a result of Section 409A of the Code or any damages for failing to comply with Section 409A of the Code.
(d)The following provisions shall apply upon a “separation from service” (as defined by Code Section 409A) on or after the date that any stock of the Company (or its parent) becomes publicly traded on an established securities market or otherwise. If the Participant is deemed on the date of such a separation from service to be a “specified employee” (within the meaning of that term under Code Section 409A(a)(2)(B) and determined using any identification methodology and procedure selected by the Company (or its parent) from time to time, or if none, the default methodology and procedure specified under Code Section 409A), then any amounts that are considered “nonqualified deferred compensation” (within the meaning of that term under Code Section 409A) payable as a result of the Participant’s separation from service shall not be paid prior to the date which is the earlier of (i) the expiration of the six (6) month period measured from the date of such separation from service of the Participant, and (ii) the date of the Participant’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to the Participant in a lump sum, and any remaining payments due under the Plan shall be paid or provided in accordance with the normal payment dates specified for them herein. In determining whether a Participant is subject to the delay hereinabove described, the transitional rules of Treasury Regulation § 1.409A-1(i)(6) shall be applied.”
ARTICLE 12. EFFECTIVE DATE
12.1Effective Date. This Plan is amended and restated as of September 6, 2024. The amended and restated Plan shall be effective for Plan Years beginning on or after July 1, 2024.